SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2018

Wyndham Destinations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32876	20-0052541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6277 Sea Harbor Drive Orlando, FL	32821
(Address of Principal Executive Offices)	(Zip Code)

(407) 626-5200
(Registrant’s telephone number, including area code)

Wyndham Worldwide

Corporation

22 Sylvan Way

Parsippany, NJ 07054
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On May 30, 2018, La Quinta Holdings, Inc. (“La Quinta”) conveyed it’s owned real estate assets and certain related assets and liabilities to CorePoint Lodging Inc., a Maryland corporation and an indirect wholly-owned subsidiary of La Quinta (“CorePoint”), and distributed (the “Distribution”) to the La Quinta common stockholders all of the issued and outstanding shares of common stock of CorePoint, which became a separate publicly traded company. Immediately after the Distribution, Wyndham Worldwide Corporation (“Wyndham Worldwide”) completed its acquisition of La Quinta’s franchising and management business. As a result, La Quinta became a wholly owned subsidiary of Wyndham Worldwide.

On May 31, 2018, in connection with Wyndham Worldwide’s previously announced spin-off of Wyndham Hotels & Resorts, Inc., its wholly owned subsidiary (“Wyndham Hotels”), Wyndham Worldwide changed its name to “Wyndham Destinations, Inc.”

Item 1.01.  Entry into a Material Definitive Agreement.

Credit Agreement

On May 30, 2018, Wyndham Hotels entered into a Credit Agreement (the “Credit Agreement”), by and among Wyndham Hotels, as the borrower, the guarantors party thereto from time to time, each lender from time to time party thereto and Bank of America, N.A., as the administrative and collateral agent. The Credit Agreement provides for new senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of $2.35 billion, consisting of a term loan (the “Term Loan”) in an aggregate principal amount of $1.6 billion maturing in 2025 and of a revolving credit facility in an aggregate principal amount of $750 million maturing in 2023, which was undrawn at closing.

Wyndham Hotels used the proceeds from the Credit Facilities to in part finance the cash consideration for the La Quinta acquisition (described above and in Item 2.01 below), to pay related fees and expenses and for general corporate purposes.

The interest rate per annum applicable to the Term Loan is equal to, at Wyndham Hotels’ option, either a base rate plus a margin of 0.75% or LIBOR plus a margin of 1.75%. The interest rate per annum applicable to the borrowings under the revolving credit facility is equal to, at Wyndham Hotels’ option, either a base rate plus a margin ranging from 0.50% to 1.00% or LIBOR plus a margin ranging from 1.50% to 2.00%, in either case based upon the total leverage ratio of Wyndham Hotels and its restricted subsidiaries. The LIBOR rate with respect to the Term Loan is subject to a “floor” of 0.00%. In addition, Wyndham Hotels will pay a commitment fee on the unused portion of the revolving credit facility of 0.20% per annum.

The Term Loan will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount thereof. Borrowings under the revolving credit facility are not subject to interim amortization. The Term Loan is subject to standard mandatory prepayment provisions including (i) 100% of the net cash proceeds from issuances or incurrence of debt by Wyndham Hotels or any of its restricted subsidiaries (other than with respect to certain permitted indebtedness); (ii) 100% (with step-downs to 50% and 0% based upon achievement of specified first-lien leverage ratios) of the net cash proceeds from certain sales or other dispositions of assets by Wyndham Hotels or any of its restricted subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; and (iii) 50% (with step-downs to 25% and 0% based upon achievement of specified first-lien leverage ratios) of annual (commencing with the 2019 fiscal year) excess cash flow of Wyndham Hotels and its restricted subsidiaries, subject to customary exceptions and limitations.

The Credit Facilities are guaranteed, jointly and severally, by Wyndham Worldwide (which guarantee shall be released immediately prior to the consummation of Wyndham Worldwide’s previously announced spin-off of Wyndham Hotels) and certain of Wyndham Hotels’ wholly owned domestic subsidiaries (the “Guarantors”) and secured by a first-priority security interest in substantially all of the assets of Wyndham Hotels and the Guarantors. The Credit Facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, Wyndham Hotels and its restricted subsidiaries’ ability to grant liens on Wyndham Hotels and its restricted subsidiaries’ assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. The Credit Facilities require Wyndham Hotels to comply with financial maintenance covenants to be tested quarterly, consisting of a maximum first-lien leverage ratio.

The Credit Facilities also contain certain customary events of default, including, but not limited to: (i) failure to pay principal, interest, fees or other amounts under the Credit Agreement when due, taking into account any applicable grace period; (ii) any representation or warranty proving to have been incorrect in any material respect when made; (iii) failure to perform or observe covenants or other terms of the Credit Agreement subject to certain grace periods; (iv) a cross-default and cross-acceleration with certain other material debt; (v) bankruptcy events; (vi) certain defaults under ERISA; and (vii) the invalidity or impairment of security interests.

Subject to customary conditions and restrictions, Wyndham Hotels may obtain incremental term loans and/or revolving loans in an aggregate amount not to exceed (a) the greater of $550 million and 100% of EBITDA (as defined in the Credit Agreement), plus (b) the amount of all voluntary prepayments and commitment reductions under the Credit Facilities, plus (c) additional amounts subject to certain leverage-based ratio tests.

The foregoing summary description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

Security Agreement

In connection with the entry in to the Credit Agreement, on May 30, 2018, Wyndham Hotels entered into a Security Agreement, substantially in the form attached as Exhibit G to the Credit Agreement, with Bank of America, N.A., as collateral agent, and the other grantors thereto (the “Security Agreement”). The Security Agreement grants a security interest in the Collateral (as defined in the Security Agreement) of Wyndham Hotels and adds (i) the lenders under the Credit Agreement dated as of March 26, 2015, among Wyndham Worldwide, Bank of America, N.A., as administrative agent and the other lenders party thereto, the Credit Agreement dated as of March 24, 2016, among Wyndham Worldwide, JPMorgan Chase Bank, N.A. as administrative agent and the other lenders party thereto, and the Credit Agreement dated as of November 21, 2017, among Wyndham Worldwide, Bank of America, N.A., as administrative agent and the other lenders party thereto (collectively, the “Wyndham Worldwide Credit Facilities”) and (ii) the holders of Wyndham Worldwide’s outstanding 7.375% Notes due 2020, 5.625% Notes due 2021, 4.250% Notes due 2022, 3.900% Notes due 2023, 5.100% Notes due 2025, 4.150% Notes due 2024 and 4.500% Notes due 2027 (collectively, the “Wyndham Worldwide Notes”) as “Secured Parties” that share equally and ratably in the collateral owned by Wyndham Hotels. The Security Agreement provides that on and immediately after the consummation of Wyndham Worldwide’s previously announced spin-off of Wyndham Hotels, the Wyndham Worldwide Credit Facilities and the Wyndham Worldwide Notes will no longer be secured by the Collateral of Wyndham Hotels.

The foregoing summary description of the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Security Agreement included as Exhibit G to the Credit Agreement.

Supplemental Indenture

As previously announced, on April 13, 2018, Wyndham Hotels issued $500 million aggregate principal amount of 5.375% senior unsecured notes due 2026 (the “Wyndham Hotels Notes”) pursuant to an Indenture (the “Base Indenture”), dated as of April 13, 2018, by and among Wyndham Hotels, Wyndham Worldwide, as parent guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of April 13, 2018, by and between Wyndham Hotels and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

On May 30, 2018, Wyndham Hotels entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) to the Indenture with the Guarantors and the Trustee to add the Guarantors as guarantors of the Wyndham Hotels Notes. The Wyndham Hotels Notes are guaranteed jointly and severally on a senior unsecured basis by Wyndham Worldwide and the Guarantors. Immediately prior to the consummation of the spin-off, Wyndham Worldwide Corporation’s guarantee of the Wyndham Hotels Notes will be released.

The foregoing description of the Second Supplemental Indenture does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Supplemental Indenture, a copy of which is filed as Exhibit 4.1 to this

Current Report and is incorporated herein by reference.

Item 2.01        Completion of Acquisition or Disposition of Assets.

On May 30, 2018, Wyndham Worldwide completed its previously announced acquisition of La Quinta, which had spun-off CorePoint immediately prior to the acquisition, and which became a wholly owned subsidiary of Wyndham Hotels. Each share of common stock, par value $0.02 per share, of La Quinta (the “La Quinta Common Stock”) that was issued and outstanding immediately prior to the effective time of the acquisition (other than shares of La Quinta Common Stock (i) held by La Quinta as treasury stock or (ii) owned by Wyndham Worldwide or WHG BB Sub, Inc., its subsidiary, immediately prior to the effective time of the acquisition (which will be canceled without payment of any consideration)) was converted into the right to receive $16.80 in cash, without interest.

Wyndham Worldwide financed the transaction with borrowings under the Term Loan and net proceeds from the Wyndham Hotels Notes.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, dated as of January 17, 2018, by and among La Quinta, Wyndham Worldwide and WHG BB Sub, Inc., which is incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Wyndham Worldwide with the Securities and Exchange Commission on January 18, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 7.01          Regulation FD Disclosure

On May 31, 2018, Wyndham Worldwide issued a press release announcing the completion of the La Quinta acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description of Exhibit
2.1

Agreement and Plan of Merger, dated January 17, 2018, by and among Wyndham Worldwide Corporation, WHG BB Sub, Inc. and La Quinta Holdings, Inc. (incorporated by reference to Exhibit 2.1 of Wyndham Worldwide Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2018).

4.1

Second Supplemental Indenture, dated May 30, 2018, by and among Wyndham Hotels & Resorts, Inc., the New Guarantors (as defined in the Second Supplemental Indenture) and U.S. Bank National Association, as trustee.

10.1

Credit Agreement, dated as of May 30, 2018, among Wyndham Hotels & Resorts, Inc., the guarantors party thereto from time to time, Bank of America, N.A., as Administrative and Collateral Agent, and the lenders party thereto.

99.1	Press Release dated May 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM DESTINATIONS, INC.

(Registrant)

By:	/s/ Nicola Rossi
Nicola Rossi
Chief Accounting Officer

Date: May 31, 2018